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                                                                   EXHIBIT 11-13

                               DTE ENERGY COMPANY
                      BASIC AND DILUTED EARNINGS PER SHARE
                                 OF COMMON STOCK



                                                      Three Months            Nine Months
                                                          Ended                   Ended
                                                   September 30, 1998      September 30, 1998
                                                   ------------------      ------------------
                                                      (Thousands, except per share amounts)

BASIC:
     Net Income......................................$  132,037               $   336,637
     Weighted average number of common
       shares outstanding (a)........................   145,075                   145,078
     Earnings per share of Common Stock
       based on weighted average number
       of shares outstanding.........................$     0.91               $      2.32

DILUTED:
     Net Income......................................$  132,037               $   336,637

     Weighted average number of common
       shares outstanding (a)........................   145,075                   145,078
     Incremental shares from assumed exercise
       of options....................................       116                        95
                                                     ----------               -----------
                                                        145,191                   145,173
                                                     ==========               ===========

     Earnings per share of Common Stock
       assuming exercise of options..................$    0.91                $      2.32

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(a)      Based on a daily average.